Schedule 14(a) Information

           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934

                                 (Amendment No.)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement

[   ]    Confidential, for Use  of the  Commission Only (as  permitted  by  Rule
         14a-6(e)(2))

[ X ]    Definitive  Proxy  Statement

[   ]    Definitive  Additional Materials

[   ]    Soliciting Material Pursuant to Rule
                        14a-11(c) or Rule 14a-12 Affinity
                             Technology Group, Inc.

                  (Name of Registrant as Specified in Charter)
                                   57-0991269

                      (I.R.S. Employer Identification No.)

            ---------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:
                  ------------------------------------------------
         (2)      Aggregate number of securities to which transaction applies:
                  ------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):______

         (4)      Proposed maximum aggregate value of transaction:
                  ------------------------------------------------
         (5)      Total fee paid:
                  ------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
                  ------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:
                  ------------------------------------------------
         (3)      Filing Party:
                  ------------------------------------------------
         (4)      Date Filed:
                  ------------------------------------------------





                                 April 27, 2000

Dear Stockholders of Affinity Technology Group, Inc.:

         On behalf of the Board of Directors of Affinity Technology Group, Inc., it is my pleasure to invite you to attend the 2000 Annual Meeting of Stockhold-ers of Affinity Technology Group, Inc., to be held at the Columbia Museum of Art at the corner of Main and Hampton Streets, Columbia, South Carolina, on Friday, May 26, 2000, at 10:00 a.m., local time.

         The principal business of the meeting will be the election of directors and the ratification of the appointment of independent auditors. In addition, we plan to review the Company's business during the past year and our outlook for the current year.

         This booklet, which contains the Notice of Annual Meeting and the Proxy Statement, describes the business to be transacted at the meeting and provides certain other information about the Company and its directors and executive officers which you should consider when voting your shares.

         It is important that your shares be represented at the meeting, whether or not you plan to attend. In order to be certain that your shares will be voted at the meeting, please complete, date and sign the accompanying proxy card and return it in the enclosed postage prepaid envelope, which requires no postage if mailed in the United States.

         I look forward to seeing you at the meeting.

                                                     Very truly yours,


                                                     Joseph A. Boyle
                                                     President and
                                                     Chief Executive Officer


                         AFFINITY TECHNOLOGY GROUP, INC.

                          1201 Main Street, 20th Floor

                                   Suite 2080

                               Columbia, SC 29201

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Affinity Technology Group, Inc.:

         The Annual Meeting of the Stockholders of Affinity Technology Group, Inc. (the "Company") will be held at the Columbia Museum of Art, at the corner of Main and Hampton Streets, Columbia, South Carolina, on Friday, May 26, 2000, at 10:00 a.m. local time for the following purposes:

         o        To elect six members to the Board of Directors;

         o To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2000; and

         o To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 10, 2000, as the record date for the determination of stockholders entitled to vote at the meeting. Accordingly, only stockholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

         A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the principal executive offices of the Company at 1201 Main Street, Suite 2080, Columbia, South Carolina.

                                           By order  of the  Board of Directors:


                                           Joseph A. Boyle
                                           President and Chief Executive Officer

         You are urged to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

April 27, 2000


                               GENERAL INFORMATION

Proxy Solicitation

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Affinity Technology Group, Inc. (the "Company") of proxies to be voted at the 2000 Annual Meeting of Stockholders of the Company to be held at the Columbia Museum of Art, at the corner of Main and Hampton Streets, Columbia, South Carolina, on Friday, May 26, 2000, at 10:00 a.m. local time. The entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in doing so. Personal solicitations may be conducted by directors, officers and employees of the Company. This Proxy Statement and accompanying proxy card will be mailed to stockholders on or about April 27, 2000.

Voting Procedures

         The Company's common stock, par value $0.0001 per share ("Common Stock"), is the only outstanding voting security of the Company. Holders of record of the Common Stock at the close of business on April 10, 2000, are entitled to vote at the Annual Meeting and are entitled to one vote for each share held. At the close of business on April 10, 2000, there were 30,013,913 shares of Common Stock outstanding.

         Under Article II, Section 6 of the Amended and Restated By-Laws of the Company (the "By-Laws"), the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. The By-Laws further provide that if a quorum is initially present, the stockholders of the Company may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting a quorum for the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the nominees for director and shares held by a broker, as nominee, that are voted at the discretion of such broker on any matter will be counted in determining the existence of a quorum.

         Under the Company's By-Laws, directors are elected by a plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares that are withheld as to voting with respect to a nominee for director will not be treated as votes cast with respect to the election of directors. The proposal to ratify the appointment of independent auditors for the year ending December 31, 2000, will be approved if it receives the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. For such purposes, abstentions will be treated as shares present and entitled to vote and, consequently, will be treated as a vote against such proposal. However, shares held of record by a broker, as nominee, that are not voted on such proposal will not be treated as shares present and entitled to vote on such proposal and, accordingly, will not affect the outcome of such proposal.

Voting of Proxies

         The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company named in this Proxy Statement and for the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2000, and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournment thereof. Any stockholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by attending the meeting and giving notice of his or her intention to vote in person or by executing and delivering to the Company a proxy bearing a later date.


     SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of April 1, 2000, by: (i) each director and nominee for director of the Company; (ii) each current executive officer of the Company named under the caption "Executive Compensation--Summary Compensation Table," below; (iii) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock (a "five percent stockholder"); and (iv) all directors and executive officers as a group. Except as set forth in the footnotes to the table below, each of the stockholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person. Except as noted in the footnotes to the following table, the address of each five percent stockholder is 1201 Main Street, 20th Floor, Suite 2080, Columbia, South Carolina, 29201.

                                                                                          Percent of
                                                                   Number of Shares      Outstanding
DIRECTORS AND EXECUTIVE OFFICERS                                 Beneficially Owned      Shares Owned
--------------------------------                                 ------------------      ------------
Alan H. Fishman (1)                                                   2,598,498              8.66%

Peter R. Wilson (2)                                                     168,400                 *

Robert M. Price (3)                                                     232,274                 *

R. Murray Smith                                                               0                 -

Edward J. Sebastian (4)                                                 148,642                 *

Terrence J. Sabol, Sr. (5)                                              131,800                 *

Joseph A. Boyle (6)                                                      80,500                 *

John D. Rogers (7)                                                       83,360                 *


Directors and executive officers as a group (8 persons)               3,443,474               11.47%

OTHER FIVE PERCENT STOCKHOLDERS


Carolina First Corporation (8)                                        5,224,706               17.41%

Jeff A. Norris (9)                                                    3,042,667               10.14%

[FN]

*     Indicates less than one percent.
(1)      Includes options to acquire 40,600 shares of Common Stock.
(2)      Includes options to acquire 30,000 shares of Common Stock.
(3)      Includes options to acquire 40,600 shares of Common Stock.
(4) Includes options to acquire 38,400 shares of Common Stock and also includes 2,000 shares of Common Stock held by Mr.Sebastian's wife, over which he shares voting and investment control.
(5)      Includes options to acquire 131,000 shares of Common Stock.
(6)      Includes options to acquire 73,000 shares of Common Stock.
(7)      Includes options to acquire 75,000 shares of Common Stock.
(8) Based on information set forth in a Schedule 13 D/A filed by Carolina First Corporation with the Securities and Exchange Commission. Carolina First Corporation's address is Post Office Box 1029, Greenville, South Carolina, 29602.
(9) Includes 1,570,000 shares of Common Stock held by the Norris Family Limited Partnership, 27,700 shares of Common Stock held by the J&L Extended Family Limited Partnership, and 48,192 shares held by
         Mr. Norris' wife. Mr. Norris has disclaimed beneficial ownership of the shares held by the Norris Family Limited Partnership and the J&L Extended Family Limited Partnership. Mr. Norris' address is 145 Mansfield Circle, Lexington, SC 29073.

Carolina First Corporation

         On November 8, 1995, the Company issued a warrant (the "Carolina First Warrant") to Carolina First Corporation ("Carolina First") that entitled Carolina First to purchase an aggregate of 6,666,340 shares of Common Stock of the Company for a purchase price of approximately $0.0001 per share. The terms of the Carolina First Warrant provided, among other things, that such warrant could not be exercised by Carolina First into a number of shares of Common Stock equal to or greater than five percent of all outstanding shares of Common Stock of the Company unless Carolina First obtained the written consent of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). During 1997, Carolina First obtained the consent of the Federal Reserve Board to exercise the Carolina First Warrant in full, and at April 10, 2000, Carolina First had exercised the warrant into an aggregate of 3,195,000 shares of Common Stock of the Company (including 666,634 shares of Common Stock transferred by Carolina First to certain of its officers in late 1995) and 775,000 shares sold by Carolina First in the open market in March 2000. At April 10, 2000, the Carolina First Warrant was exercisable into an additional 3,471,340 shares of Common Stock of the Company. As a bank holding company, Carolina First may be required by the Federal Reserve Board to reduce its ownership of Common Stock of the Company to less than five percent of the Company's outstanding shares of Common Stock if the Company engages in any business activity determined by the Federal Reserve Board to be impermissible for a bank holding company.

                               BOARD OF DIRECTORS

         The business and affairs of the Company is managed by or under the direction of the Board of Directors, as provided by Delaware law and the Company's By-Laws. The directors establish overall policies and standards for the Company and review the performance of management. The directors are kept informed of the Company's operations at meetings of the Board, through reports and analyses and through discussions with management.

Meetings of the Board

         The Board of Directors meets on a regularly scheduled basis and met 14 times during the year ended December 31, 1999. Except for Edward J. Sebastian, all directors participated in at least 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 1999.

Committees of the Board

         The Board of Directors has  established  an  Audit   Committee  and  a
Compensation Committee. There is no nominating committee of the Board of Directors.
         The Audit Committee, established in 1996, has the authority to recommend the annual appointment of the Company's independent auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting and the adequacy of the Company's internal control procedures. The members of the Audit Committee, which met once during the year ended December 31, 1999, are Dr. Peter R. Wilson (Chairman), Robert M. Price and Edward J. Sebastian.

         The Compensation  Committee has the authority,  among other things, to:
(i) determine the cash and non-cash compensation of each of the Company's executive officers and any other employee with an annual salary in excess of $100,000; (ii) consider and recommend to the Board such general and specific employee equity and other incentives as it may from time to time deem advisable; and (iii) administer the Company's stock option plans. The members of the Compensation Committee, which met three times during the year ended December 31, 1999, are Alan H. Fishman (Chairman), Robert M. Price and Dr. Peter R. Wilson.

Nominees for Director

         Article III, Section 2 of the By-Laws of the Company provides that the Board of Directors shall consist of at least three and no more than fifteen members, which number will be determined, from time to time, by resolution adopted by the Board of Directors of the Company. The Board of Directors has set the number of directors at six. The six persons named below are nominated to serve on the Board of Directors until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified. Each nominee is currently a director of the Company.

The age and a brief biographical description of each nominee for director are set forth below.

Alan H. Fishman (53), Chairman, has been a director of the Company since March 1995 and became Chairman of the Board in April 1996. Formerly Chief Financial Officer of Chemical Bank from 1979 to 1983, he founded Columbia Financial Partners, L.P., an investment firm that specializes in the area of financial services assets, in February 1992 and serves as its Managing Partner. Mr.
Fishman has also served as the President and Chief Executive Officer and a director of ContiFinancial Corporation, a consumer finance company, since July 1999. Between March 1990 and February 1992, he was a Managing Partner of Adler & Shaykin, a private investment firm. Mr. Fishman earned a bachelor's degree at Brown University and a master's degree in economics at Columbia University Graduate School of Business. Mr. Fishman also serves as a member of the Board of Directors of Keyspan Energy Corporation, a public utility company.

Joseph A. Boyle (46) became President and Chief Executive Officer of the Company in January 2000 and a director in March 2000. Mr. Boyle has also served as Chief Financial Officer of the Company since September 1996. Mr. Boyle held the title of Senior Vice President from September 1996 to January 2000 and Treasurer from May 1997 to January 2000. From May 1997 to July 1998, Mr. Boyle also served as Secretary of the Company. Prior to joining the Company, Mr. Boyle served as Price Waterhouse, LLP's engagement partner for most of its Kansas City, Missouri financial services clients and as a member of the firm's Mortgage Banking Group. Mr. Boyle was employed by Price Waterhouse, LLP from June 1982 to August 1996.

Robert M. Price (68) has served as a director of the Company since November 1994. He has been President of PSV, Inc., a technology consulting business located in Burnsville, Minnesota, since 1990. Between 1961 and 1990, Mr. Price served in various executive positions, including Chairman and Chief Executive Officer, with Control Data Corporation, a mainframe computer manufacturer and business services provider. Mr. Price is a graduate of Duke University, and earned a master's degree at the Georgia Institute of Technology. Mr. Price is a director of International Multifoods Inc., Public Service Company of New Mexico, Fourth Shift Corporation and Tupperware Corporation.

Edward J. Sebastian (52) has served as a director of the Company since July 1995. Mr. Sebastian served as Chairman of the Board and Chief Executive Officer of Resource Bancshares Mortgage Group, Inc. ("RBMG"), a publicly traded residential mortgage company, from the time he organized it as a division of Republic National Bank in May 1989 until December 1999. Mr. Sebastian was also Chairman of the Board and Chief Executive Officer of Resource Bancshares Corporation, now a wholly owned subsidiary of RBMG, since it was founded by him in September 1986. Resource Bancshares Corporation has owned specialty asset companies engaging in commercial mortgage banking, credit card transaction processing and origination and small ticket equipment leasing. In addition, Mr. Sebastian serves as a director of First Sun South Corporation, Baker Communications Fund, Southeast Bank Fund and Founders Fund, Inc. Mr. Sebastian earned a bachelor's degree at Pennsylvania State University.

R. Murray Smith (55) has served as a director of the Company since July 1998, and formerly served as the President and Chief Executive Officer of the Company from May 1998 until January 2000. Before joining the Company, Mr. Smith was President and Chief Executive Officer of Adaptive Decision Systems, a firm he established in 1987 which developed custom systems for credit scoring, behavior scoring, target marketing, and fraud detection. Before founding Adaptive Decision Systems, Mr. Smith was Senior Vice President of Avco Financial Services in Irvine, California from 1983 to 1987. He was previously an executive with The St. Paul Companies in St. Paul, Minnesota from 1977 to 1983 and a consultant with McKinsey and Company from 1971 to 1977. Mr. Smith earned a Masters of Business Administration at Harvard University and a bachelor's degree from Davidson College.

Dr. Peter R. Wilson (46) has been a director of the Company since March 1994. Mr. Wilson served as Secretary of the Company from March 1994 until February 1996 and has been an Associate Professor at the Fuqua School of Business at Duke University since September 1991. He was an Assistant Professor at New York University's Stern School of Business between January 1983 and August 1991. Dr. Wilson teaches in the areas of financial accounting, financial reporting, financial statement analysis and strategic cost management. He earned a bachelor's degree and a Ph.D., in accounting at the University of North Carolina.

Compensation of Directors

         In April 1999, the Board of Directors adopted a policy under which all non-employee directors of the Company (Messrs. Fishman, Price, Sebastian and Wilson) will receive a fee of $2,000 for each meeting attended in person and $500 for each meeting attended by teleconference. In addition, in 1999 the 1996 Option Plan was amended to permit non-employee directors to participate in the plan. Under the Company's director compensation policy, each non-employee director is entitled to receive an annual grant, effective on the fifth business day after each annual stockholders' meeting, of an option to acquire 5,000 shares of Common Stock. Each such option will be exercisable at the closing sales price of shares of Common Stock on the business day immediately prior to the date of grant, will be immediately exercisable and will have a term of five years from the date of grant. The Board of Directors may determine to change the Company's policy for compensating non-employee directors, including the number and terms of options to be granted to directors, at any time and for any reason. All directors are reimbursed for out-of-pocket expenses incurred in attending any Board of Directors or Committee meetings.

         The Company also has adopted the Non-employee Directors' Stock Option Plan of Affinity Technology Group, Inc. (the "Directors' Option Plan"), under which directors who are not employees of the Company or any of its subsidiaries are entitled to receive an initial award ("Initial Awards") in the form of an option to purchase shares of Common Stock having an aggregate fair market value of $50,000 and a subsequent award ("Annual Awards") in each year in the form of an option to purchase shares of Common Stock having an aggregate fair market value of $15,000. The Directors' Option Plan authorizes the issuance of no more than 100,000 shares of Common Stock, and there are currently no shares of Common Stock available for grant under the Directors' Option Plan. During 1997, each of the Company's non-employee directors (Messrs. Fishman, Price, Sebastian and Wilson) was granted an Initial Award consisting of an option to purchase 12,903 shares of Common Stock of the Company at $3.88 per share under the Directors' Option Plan. During 1998, each of the Company's non-employee directors (Messrs. Fishman, Price, Sebastian and Wilson) was granted an Annual Award consisting of an option to purchase 12,097 shares of Common Stock of the Company at $1.22 per share under the Directors' Option Plan.

         During 1995, certain non-employee directors of the Company (Messrs. Fishman, Price and Sebastian) were each granted an option to purchase 10,600 shares of Common Stock at an exercise price of approximately $0.44 per share. In addition, the Company previously subleased office space in New York, New York from a partnership of which Mr. Fishman is the Managing Partner. Further, a subsidiary of the Company has entered into an agreement with RBMG, of which Mr. Sebastian served as Chairman of the Board and Chief Executive Officer during 1999, pursuant to which a subsidiary of the Company will underwrite, process and sell mortgage loans to RBMG. See "Certain Transactions."



                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning the annual and long-term compensation earned by the current and former Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executives") for services rendered to the Company and its subsidiaries in all capacities for the years ended December 31, 1999, 1998, and 1997.

                                                                                                               Long Term
                                                                                                              Compensation
                                                                                                                  Awards
                                                                      Annual Compensation                 Securities Underlying
Name and Principal Position                  Year       Salary (1)          Bonus            Other           Options/SARs (#)
---------------------------                  ----       -----------         -----            -----           ----------------
Joseph A. Boyle                              1999       $140,000          $   -          $     -                    -
    President, Chief Executive Officer,      1998        169,615              -                -                 225,000(2)
    and Chief Financial Officer              1997        175,000              -                -                 102,500

John D. Rogers                               1999        140,000              -                -                    -
    Senior Vice President                    1998        169,615              -                -                 125,000
                                             1997        175,000              -            44,089(3)             100,000

Terrence J. Sabol, Sr.                       1999        140,000              -                -                    -
    Senior Vice President - Technology       1998        152,692              -                -                 125,000
                                             1997        111,154              -                -                    -

R. Murray Smith                              1999        180,000           34,046(4)       27,879(5)                -
    Former President and Chief Executive     1998        188,182(6)       100,000(7)           -                 750,000
    Officer                                  1997            -                -                -                    -

Paul Adams                                   1999        108,702(8)           -                -                    -
      Senior Vice President                  1998         72,019              -                -                 200,000


------------------------------------------ ---------- ----------------- --------------- ---------------- -------------------------

[FN]
(1) Effective November 1, 1998, the Compensation Committee implemented a base salary reduction program for each executive officer of the Company. Under the program, the base salary paid to Messrs. Smith, Boyle, Rogers and Adams was reduced by 20 percent, and the base salary paid to Mr. Sabol was reduced by 10 percent. Such measures were part of the Company's overall efforts to reduce cash expenses during 1998.
(2) Certain of such options were issued in exchange for outstanding options held by Mr. Boyle.
(3) Reflects a relocation bonus paid in connection with Mr. Rogers' employment with the Company.
(4) Reflects a bonus paid to Mr. Smith to cover his 1998 tax liability resulting from his 1998 travel and temporary living expense reimbursement.
(5)  Reflects temporary living and travel expenses paid to Mr.Smith during 1999.
(6) Mr. Smith became President and Chief Executive Officer of the Company in May 1998. In March and April 1998, Mr. Smith rendered consulting services to the Company. During 1998, Mr. Smith was paid approximately $56,000 pursuant to the terms of his consulting arrangement with the Company, and such amount is included in the salary shown as earned by Mr. Smith during 1998.
(7) Reflects a bonus paid in connection with Mr. Smith's employment with the Company.
(8)  Mr. Adams resigned from the Company in September 1999.



Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

         The following table sets forth the number of shares of the Company's Common Stock covered by outstanding stock options held by each of the Named Executives at December 31, 1999. None of the Named Executives exercised any outstanding options during the year ended December 31, 1999.

                                                   Number of
                                                   Securities              Value of
                                                   Underlying             Unexercised
                                                   Unexercised           In-the-Money
                                                  Options/SARs           Options/SARs
                                                  at FY-End (#)          at FY-End ($)
                                                  Exercisable/           Exercisable/
        Name                                      Unexercisable          Unexercisable
        ----                                      -------------          -------------
        R. Murray Smith                         150,000/500,000         $     0/     0
        Joseph A. Boyle                          73,000/222,000           3,750/15,000
        John D. Rogers                           40,000/185,000               0/     0
        Terrence J. Sabol, Sr.                   79,500/178,000          19,406/12,937
        Paul E. Adams                                     -                   0/     0


Compensation Committee Interlocks and Insider Participation

     No interlocking relationships exist between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. The Company previously sub-leased office space in New York, New York on a month-to-month basis from a partnership of which Mr. Fishman is the Managing Partner. Such arrangement was terminated in January 2000. Mr. Fishman is Chairman of the Compensation Committee. See "Certain Transactions."



                                PERFORMANCE GRAPH

         The graph set forth below compares, for the period beginning immediately after the Company's initial public offering on April 26, 1996, the "cumulative stockholder return" to stockholders of the Company as compared with the return of The Nasdaq Stock Market Index (U.S. Companies) (the "Nasdaq Market Index") and of the Chase Hambrecht & Quist Technology Index ("Chase H&Q Technology Index"), the Company's industry index. "Cumulative stockholder return" has been computed assuming an investment of $100, at the beginning of the period indicated, in the Common Stock of the Company and the stock of the companies included in the Nasdaq Market Index and the Chase H&Q Technology Index, and assuming the reinvestment of dividends.

                                                     [OBJECT OMITTED]

                                                    Chase H&Q Technology

                                            Nasdaq Market             Index           Affinity Technology
                                                                      -----
                                                Index                                     Group, Inc.
                                                -----                                --   -----------
         April 26, 1996                         $100.00               $100.00                $100.00
         June 30, 1996                           100.08                 94.08                  65.38
         September 30, 1996                      103.63                 99.87                  91.38
         December 31, 1996                       108.72                107.09                  50.00
         March 31, 1997                          102.82                102.08                  41.38
         June 30, 1997                           121.67                122.86                  29.85
         September 30, 1997                      142.24                148.90                  29.85
         December 31, 1997                       133.38                125.55                  18.31
         March 31, 1998                          156.06                152.02                  17.31
         June 30, 1998                           160.58                155.64                   6.46
         September 30, 1998                      145.38                138.35                   3.85
         December 31, 1998                       187.50                195.29                   4.85
         March 31, 1999                          210.36                212.69                  11.78
         June 30, 1999                           230.16                251.90                  13.46
         September 30, 1999                      235.41                266.48                   6.01
         December 31, 1999                       339.75                436.15                   5.29





                      REPORT OF THE COMPENSATION COMMITTEE

                                       ON

                             EXECUTIVE COMPENSATION

         This report has been prepared to describe the Company's executive compensation policies and the basis for the compensation earned by the Company's President and Chief Executive Officer during the year ended December 31, 1999.

Overview

         The Compensation Committee of the Board of Directors of the Company was formed in July 1995 to approve certain matters with respect to compensation paid to highly compensated employees of the Company, including executive officers. The Committee, which currently consists of three non-employee directors, has the authority, among other things, to: (i) determine the cash and non-cash compensation of each of the Company's executive officers and any other employee with an annual salary in excess of $100,000; (ii) consider and recommend to the Board such general and specific employee equity and other incentives as it may from time to time deem advisable; and (iii) administer the Company's stock option plans. The Committee currently consists of Alan H. Fishman (Chairman), Robert M. Price and Dr. Peter R. Wilson.

         The Company's executive compensation policy has been designed to attract qualified executives to fill key management positions and to offer such executives equity incentives that provide them with the right to share in any future appreciation in the market price of the Company's Common Stock. As discussed in more detail below, compensation paid to the Company's executive officers primarily reflects discussions between the Company and such officers at the time such officers were offered employment with the Company.

Components of Compensation

         Executive compensation presently consists of base salaries and options to acquire Common Stock of the Company. In addition, the Company from time to time pays relocation and other forms of bonuses to executives to entice them to accept employment with the Company.

         Base Salaries. As indicated above, the base salary initially paid by the Company to its executive officers primarily reflects negotiations between the Company and each such officer at the time such officer was offered employment with the Company.

         During 1999, in consideration of the Company's financial situation, the Compensation Committee did not increase the base salary paid to any of its executive officers. Effective November 1, 1998, the Compensation Committee implemented a base salary reduction program for each executive officer of the Company. Under such program, the base salary paid to Messrs. Smith, Boyle, Rogers and Adams was reduced by twenty percent (20%), and the base salary paid to Mr. Sabol was reduced by ten percent (10%). Such measures were part of the Company's overall efforts to reduce cash expenses.

         Options. By awarding stock options to executive officers that otherwise do not have a significant equity interest in the Company, the Company attempts to align the interests of its executive officers with those of the Company's stockholders. The Compensation Committee has not adopted any objective criteria that relate the number of options granted to executive officers to the Company's performance. However, the Company has attempted to use its option plan to offer a significant component of potential compensation paid to executive officers, many of whom the Company believes would require additional cash compensation in the absence of stock options. During 1999, the Compensation Committee did not award any additional options to any executive officers of the Company.

Compensation Paid to the Chief Executive Officer

         The salary paid to Mr. Smith during 1999 reflects the same salary in effect for Mr. Smith at the end of 1998. The salary and bonus paid to Mr. Smith during 1998 reflect negotiations between the Company and Mr. Smith at the time of his employment with the Company in May 1998. However, Mr. Smith's initial base salary of $225,000 was reduced to $180,000 to reflect the executive salary reduction program implemented in November 1998.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the deductible amount of compensation paid to any Named Executive unless certain actions are taken by the Company. Generally, the Company's stock option plans have been designed to qualify for a deduction without limitation under these rules. Due to current salary levels, the Company believes that it is unlikely that the application of these rules will prevent the Company from claiming a deduction for the amount of compensation paid to executive officers.

         This report is submitted by the Compensation Committee of the Company.

                         Compensation Committee:
                                            Alan H. Fishman (Chairman)
                                            Robert M. Price
                                            Dr. Peter R. Wilson


                              CERTAIN TRANSACTIONS

         During 1999, the Company sub-leased office space in New York, New York on a month-to-month basis from a partnership of which Mr. Fishman, a director of the Company, is the Managing Partner. The monthly rental under the arrangement was $5,000. During 1999, the Company recorded aggregate lease expense of $60,000 under such lease for the twelve months ended December 31, 1999. This arrangement was terminated in January 2000.

         During February 1998, Surety Mortgage, Inc. ("Surety") entered into an agreement with RBMG pursuant to which Surety underwrites and processes mortgage loans in accordance with guidelines specified by RBMG. Surety receives a fee from RBMG for the underwriting and processing services performed. During the year ended December 31, 1999, Surety processed and sold to RBMG approximately $12,400,000 in mortgage loans resulting in approximately $286,000 in revenue for Surety. Edward J. Sebastian, who is a director of the Company, served as Chairman of the Board and Chief Executive Officer of RBMG during most of 1999.

         In May 1998, the Company entered into an arrangement with Jeff A. Norris, the Company's founder and former President and Chief Executive Officer, under which the Company retained Mr. Norris' services to assist the Company from time to time. Such arrangement was terminated in May 1999. During 1999, the Company paid Mr. Norris $70,325 under such arrangement.

                           PROPOSALS TO BE VOTED UPON

Election of Directors

         The six individuals set forth under the caption "Board of Directors-Nominees for Director" have been nominated by the Board of Directors for election at the 2000 Annual Meeting of Stockholders. Each nominee for director has indicated that he is willing and able to serve as a director, if elected. However, if any nominee should become unable to serve or for good cause will not serve, the persons named on the enclosed proxy card will vote for such other nominees and substituted nominees as designated by the Board of Directors.

Appointment of Independent Auditors

         The firm of Ernst & Young LLP, Greenville, South Carolina, has been appointed by the Board of Directors of the Company as independent auditors for the year ending December 31, 2000, subject to ratification of that appointment by the stockholders of the Company. Ernst & Young LLP has acted as independent auditors for the Company since January 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

         The persons named on the accompanying proxy card intend to vote in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2000, unless a contrary choice is indicated on the enclosed proxy card. The Board of Directors unanimously recommends that each stockholder vote FOR this proposal.

                            PROPOSALS BY STOCKHOLDERS

         Under certain conditions, stockholders may request the Company to include a proposal for action at a forthcoming meeting of the stockholders of the Company in the proxy material of the Company for such meeting. All proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 26, 2000 for inclusion in the Proxy Statement and proxy card relating to such meeting.

         In addition, under Article II, Section 9 of the Company's By-Laws, nominations for election as a director of the Company and proposals for stockholder action must be made in writing and be delivered or mailed to the Secretary of the Company (i) in the case of an annual meeting of stockholders that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date and (ii) in the case of an annual meeting of stockholders that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which the notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Such notification must contain a written statement of the stockholder's proposal and of the reasons therefor, and, in the case of a nomination for director, nominations must contain the following information to the extent known by the notifying stockholder: (a) the name, age and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the nominee's qualifications to serve as a director; (d) the name and residence address of the notifying stockholder; and (e) the number of shares owned by the notifying stockholder. Nominations or proposals not made in accordance with these procedures may be disregarded by the chairman of the meeting in his discretion, and upon his instructions all votes cast for each such nominee or for such proposal may be disregarded.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, and persons who own more than 10% of the outstanding shares of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of the copies of such reports furnished to the Company by such persons and their written representations that such reports accurately reflect all reportable transactions and holdings, the Company believes that during 1999, all such persons filed such reports on a timely basis, with the following exceptions:

Jeff A. Norris, a 10% shareholder of the Company, reported late on a Form 4 filed on June 10, 1999, several sales of Common Stock made in May 1999; Peter R. Wilson, a director of the Company, reported late on a Form 4 filed on October 8, 1999, seven sales of Common Stock made during August 1999; and Carolina First, a 10% shareholder of the Company, failed to report certain sales made in March 2000.

                                  OTHER MATTERS

         The management of the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, if other matters are properly presented at the meeting, it is the intention of the persons named on the accompanying proxy card to vote such proxies in accordance with their best judgment.

                                          By  order  of the  Board of Directors.

                                          Joseph A. Boyle
                                          President and Chief Executive Officer

April 27, 2000



Appendix A

                                   PROXY CARD
                         AFFINITY TECHNOLOGY GROUP, INC.
                          1201 Main Street, 20th Floor

                             Columbia, SC 29201-3201

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan H. Fishman and Joseph A. Boyle, as agents, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Affinity Technology Group, Inc. held by the undersigned on April 10, 2000 at the 2000 Annual Meeting of the Stockholders to be held on May 26, 2000 at 10:00 a.m. at the Columbia Museum of Art, corner of Main and Hampton Streets, Columbia, South Carolina, and at any adjournment thereof.

                             (see other side)
                              FOLD AND DETACH HERE

[X]  Please  mark your votes as  indicated  in this example.

1.       ELECTION OF DIRECTORS

         [  ]  FOR all nominees listed
               (except as marked to the contrary)

         [  ]  WITHHOLD AUTHORITY
               to vote for all nominees listed

         (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


                           --------------------------------------------
                           Joseph A. Boyle, Alan H. Fishman, Robert M. Price, Edward J. Sebastian, R. Murray Smith, Peter R. Wilson


2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS, FOR THE YEAR ENDING DECEMBER 31, 2000.

         [  ]  FOR                  [  ]  AGAINST             [  ]  ABSTAIN

3. IN THEIR DISCRETION, THE PROXY AGENTS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy, when properly dated and executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for all the nominees for director named above and for Proposal 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


------------------------------------------
Signature

------------------------------------------
Signature if held jointly

DATED: ______________________________ , 2000
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


                              FOLD AND DETACH HERE